EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the registration statements (No. 333-101990, No. 333-119885 and No. 333-125064) on Form F-3 and Form S-8 of Top Image Systems Ltd. of our report dated April 21, 2009, with respect to the consolidated balance sheets of Top Image Systems (Asia Pacific) Pte. Ltd. (“the company”, formerly known as Asiasoft Global Pte Ltd) and its subsidiaries as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2008 and the six months ended December 31, 2007, which report appears in the December 31, 2008 annual report on Form 20-F of Top Image Systems Ltd..

KPMG LLP

Singapore
April 21, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Top Image Systems (Asia Pacific) Pte. Ltd. (formerly known as Asiasoft Global Pte Ltd)

We have audited the accompanying consolidated balance sheets of Top Image Systems (Asia Pacific) Pte. Ltd. (“the Company”, formerly known as Asiasoft Global Pte Ltd) and its subsidiaries as of December 31, 2008 and December 31, 2007, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2008 and the six months ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, as well as assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 2008 and December 31, 2007, and the consolidated results of their operations and the changes in shareholders’ equity and cash flows for the year ended December 31, 2008 and the six months ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

KPMG LLP
Singapore

April 21, 2009